                                                                       EXHIBIT 4

                        AMENDMENT NO. 8 TO LOAN AGREEMENT


     This is Amendment No. 8 to an Amended and Restated Loan Agreement dated as of June 17, 1996, subsequently amended (the "Loan Agreement"), between The Oilgear Company ("Company") and M&I Marshall & Ilsley Bank ("M&I").

     In consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, it is hereby agreed that:

                             ARTICLE I - DEFINITIONS

     When used herein, the following terms shall have the means specified:

1.   Amendment. "Amendment shall mean this Amendment No. 8 to Loan Agreement.

2. Loan Agreement. "Loan Agreement" shall mean the Loan Agreement between M&I and the Company, dated as of September 28, 1990, as Amended and Restated on June 17, 1996, and subsequently amended.

3. Other Terms. The other capitalized terms used in this Amendment shall have the definitions specified in the Loan Agreement.


                             ARTICLE II - AMENDMENTS

     The Loan Agreement is deemed amended as of the date hereof as follows:

4. Article I - Definitions. "Commitment." The definition of "Commitment" is hereby amended and restated in its entirety to read as follows:

     Commitment. "Commitment" shall mean (i) the commitment of M&I to make Revolving Credit Loans to the Company under the Loan Agreement up to the maximum principal amount of Fourteen Million and 00/100 Dollars ($14,00,000.00) through the Commitment Termination Date, or such lesser amount resulting from a termination or reduction of the Commitment pursuant to Section 2.13, 2.18 or 7.1 of this Loan Agreement; and (ii) the commitment of M&I to make Revolving Credit Loans to the Company under the Loan Agreement up to the maximum principal amount of Two Million and 00/100 Dollars ($2,000,000.00) through the earlier of April 30, 2001.

5. Article I - Definitions. "Commitment Termination Date." The definition of "Commitment Termination Date" is hereby amended and restated in its entirety to read as follows:

     "Commitment Termination Date" "Commitment Termination Date" shall mean the earlier of (a)

     April 30, 2003, or the date on which the Commitment is terminated pursuant to Section 2.13, 2.18 or 7.1 of this Loan Agreement for Commitment in the amount of $14,000,000, and (b) April 30, 2001, or the date on which the Commitment is terminated pursuant to Section 2.13, 2.18 or 7.1 of this Loan Agreement for Commitment in the amount of $2,000,000.00.

6. Article I - Definitions. "Pound Sterling Commitment Termination Date." The date contained in line two of this Section of the Loan Agreement is amended by deleting "April 30, 2002" and inserting in its place "April 30, 2003".

7. Article I - Definitions. "Revolving Credit Note." The definition of "Revolving Credit Note" is hereby amended and restated in its entirety to read as follows:

     "Revolving Credit Notes." "Revolving Credit Notes" shall mean the following promissory notes (a) promissory note dated July 31, 1992, as amended and restated on July 15, 1994, on April 30, 1995, on June 17, 1996, April 30, 1999, June 4, 1999 and on June 20, 2000, from the Company to M&I, together with all extensions, renewals, amendments, modifications and refinancings thereof and, (b) promissory note dated June 20, 2000, from the Company to M&I, together with all extensions, renewals, amendments, modifications and refinancings thereof.

8.   Article II - Commitments; The Loans. Section 2.1 Revolving Credit Loans.
     Section 2.1(a) of the Loan Agreement is hereby amended and restated to read as follows:

     2.1 Revolving Credit Loans. (a) From time to time prior to the Commitment Termination Date and subject to the terms and conditions set forth in this Loan Agreement, M&I agrees to make Revolving Credit Loans to the Company. The aggregate amount of Revolving Credit Loans outstanding at any one time shall never exceed the Commitment. All Revolving Credit Loans shall be evidenced by the Revolving Credit Notes, the Company being obligated, however, to pay the amount of Revolving Credit Loans actually made, together with interest on the amount which remains outstanding from time to time. The Company may borrow, repay and reborrow under the terms and conditions of this Loan Agreement. The Revolving Credit Notes shall mature on the Commitment Termination Date.


                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

     The Company hereby represents and warrants to M&I that:

9. Loan Agreement. All of the representations and warranties made by the Company in the Loan Agreement are true and correct on the date of this Amendment. No Default or Event of Default under the Loan Agreement has occurred and is continuing as of the date of this Amendment.

10. Authorization; Enforceability. The making, execution and delivery of this Amendment, the Revolving Credit Note and the Pound Sterling Note and performance of and compliance with the terms of the Loan Agreement as amended, have been duly authorized by all necessary corporate action by the Company. This Amendment the Revolving Credit Note and the Pound Sterling Note are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

11. Absence of Conflicting Obligations. The making, execution and delivery of this Amendment, and performance and compliance with the terms of the Loan Agreement as amended, do not violate any presently existing provision of law or the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.


                           ARTICLE IV - MISCELLANEOUS

12. Continuance of Loan Agreement, the Notes and the Security Agreement. Except as specifically amended by this Amendment, the Loan Agreement, the Notes and the Security Agreement shall remain in full force and effect.

13. Survival. All agreements, representations and warranties made in this Amendment or in any documents delivered pursuant to this Amendment shall survive the execution of this Amendment and the delivery of any such document.

14. Governing Law. This Amendment and the other documents issued pursuant to this Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Wisconsin applicable to contracts made and wholly performed within such state.

15. Counterparts; Headings. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. Article and Section headings in the Amendment are inserted for convenience of reference only and shall not constitute a part hereof.

16. Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

     In witness whereof, the parties hereto have executed this Amendment No. 8 to Loan Agreement as of this 22nd day of June, 2000.


M&I Marshall & Ilsley Bank (SEAL)                 The Oilgear Company   (SEAL)


By:  /s/ Michael Vellon                           By:      /s/ T. J. Price
     ----------------------------                     --------------------------
Title: Vice President                             Title: VP-CFO and Secretary
     ----------------------------                     --------------------------


By:  /s/ Mark Hogan
     ----------------------------
Title: Senior Vice President
     ----------------------------

770 N. Water Street                               2300 S. 51st Street
Milwaukee, WI  53202                              Milwaukee, WI  53219